Exhibit 99.2

FOR IMMEDIATE DISTRIBUTION

AngioDynamics Announces Addition of New Board Members: Eileen Auen, Former
Executive Chairman of Helios, and Jan Stern Reed, Former General Counsel and Corporate
Secretary at Walgreens Boots Alliance, Inc.

ALBANY, N.Y., Nov. 09, 2016 (GLOBE NEWSWIRE) – AngioDynamics (NASDAQ:ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today announced the appointment of Eileen Auen and Jan Stern Reed to the Company’s Board of Directors. Both Ms. Auen and Ms. Reed bring significant leadership, management and healthcare experience that will prove beneficial as the Company continues to execute on its strategic growth initiatives.

“We are excited about the opportunity to work with Ms. Auen and Ms. Reed to build upon the positive momentum we have generated across our business. Both candidates bring exceptional experience and will contribute immediately to the strategic direction of AngioDynamics,” stated Jim Clemmer, Chief Executive Officer. “These additions to our Board underscore AngioDynamics’ commitment to bringing in top talent and building an outstanding team to lead our company towards the next stage of growth.”

Ms. Auen most recently served as Executive Chairman of Helios, a $1 billion healthcare services firm formed by the merger of PMSI and Progressive Medical in 2013. Prior roles include Chairman and Chief Executive Officer of PMSI, Head of Healthcare Management at Aetna, and Chief Executive Officer of APS Healthcare. She currently provides consulting services to the healthcare industry through Deep Run Consulting, a firm she founded. Ms. Auen earned a bachelor's degree in Economics and Finance from Towson University, and an M.B.A. from the University of Virginia Darden School of Business. Ms. Auen currently serves as the Lead Director for ICF International (NASDAQ:ICFI).  She also serves as a member of the Board of Directors for Medstar Union Memorial Hospital and Tufts Health Plan.

Ms. Reed was most recently Senior Vice President, General Counsel and Corporate Secretary at Walgreens Boots Alliance, Inc., a global pharmacy-led, health and wellbeing enterprise with annual revenues in excess of $115 billion. Prior to this role, Ms. Reed also served as Executive Vice President of Human Resources, General Counsel and Corporate Secretary of Solo Cup Company, and Associate General Counsel, Corporate Secretary and Chief Governance Officer at Baxter International Inc. Ms. Reed earned a Bachelor of Arts degree, with honors, in Psychology from the University of Michigan, and a Juris Doctor from Northwestern University School of Law. Ms. Reed currently serves as a member of the Board of Directors for Stepan Company (NYSE:SCL).

With the additions of Ms. Auen and Ms. Reed as independent directors, AngioDynamics’ Board of Directors will consist of 10 members, led by Chairman Howard Donnelly.

About AngioDynamics
AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics' diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, drainage products, thrombolytic products and venous products. More information is available at AngioDynamics.com.

Trademarks
AngioDynamics, the AngioDynamics logo are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary.

Company Contact:
AngioDynamics Inc.
Caitlin Stefanik
(518) 795-1418
cstefanik@angiodynamics.com

Investor Relations Contacts:
FTI Consulting
Jim Polson
(312) 553-6730
Jim.Polson@fticonsulting.com

Kotaro Yoshida
(212) 850-5690
Kotaro.Yoshida@fticonsulting.com

Media Contact:
FTI Consulting
Kimberly Ha
(212) 850-5612
kimberly.ha@fticonsulting.com